Exhibit 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of April 17, 2008 (“First Amendment Effective Date”), by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively, as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), the Guarantors signatory hereto, and STORM CAT ENERGY (USA) CORPORATION, a Colorado corporation (“Borrower”).  All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Agent, the Lenders, and Borrower, entered into that certain Credit Agreement dated as of December 27, 2007 (as the same may be from time to time further amended, extended, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders made available to the Borrower a Revolver Commitment and Term Loan Commitment (each term as defined in the Credit Agreement);

WHEREAS, Borrower intends to acquire certain property as set forth on Exhibit A attached hereto (the “Acquisition”); and

WHEREAS, in connection with the Acquisition, the Borrower, the Lenders and Agent have agreed to amend the terms of the Credit Agreement, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Amendment to Credit Agreement.  Upon satisfaction of the conditions set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows:

a. Schedule 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:

“ ‘Existing Term Loan’ has the meaning specified therefor in Section 2.2.”

“ ‘Existing Term Loan Lender’ shall mean Regiment.”

“ ‘First Amendment’ shall mean that certain First Amendment to Credit Agreement, by and among the Borrower, Agent and the Lenders, dated as of April 16, 2008.”

“ ‘First Amendment Effective Date’ has the meaning given to such term by the First Amendment.”

“ ‘New Term Loan’ has the meaning specified therefor in Section 2.2.”

“ ‘New Term Loan Lender’ shall mean Ableco Finance LLC, a Delaware limited liability company.”

“ ‘Participant Register’ has the meaning specified therefor in Section 13.1(j).”

“ ‘Rating Agencies’ has the meaning specified therefor in Section 2.15.”

“ ‘Register’ has the meaning specified therefor in Section 13.1(h).”

“ ‘Registered Loan’ means a loan recorded on the Register (or Related Party Register) pursuant to Section 13.1(h).”

“ ‘Registered Note’ has the meaning specified therefor in Section 2.16.”

“ ‘Related Party Assignment’ has the meaning specified therefore in Section 13.1(a).”

“ ‘Related Party Register’ has the meaning specified therefor in Section 13.1(h).”

“ ‘Securitization’ has the meaning specified therefor in Section 2.15.”

b. Schedule 1.1 of the Credit Agreement is hereby amended by deleting the text “(together with its Affiliates)” appearing in clause (f) of the definition of “Eligible Assignee” and replacing it with the text “(together with its Affiliates and Approved Funds)”.

c. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating sub clause (ii) of the definition of “Interest Period” with the following: “(ii) (a) the Existing Term Loan (I) with respect to the first interest payment date, the period from and including the Closing Date to and including the last day of the calendar quarter in which the Closing Date occurs and (II) with respect to any subsequent interest payment date, the last day of each subsequent calendar quarter, and (b) the New Term Loan (I) with respect to the first interest payment date, the period from and including the First Amendment Effective Date to and including the last day of the calendar quarter in which the First Amendment Effective Date occurs and (II) with respect to any subsequent interest payment date, the last day of each subsequent calendar quarter”.

d. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety:

“ ‘Base Rate Margin’ means (i) for purposes of determining the interest rate applicable to the Term Loan or upon the occurrence of an event described in Section 2.13(d)(ii), 6.75% and (ii) for purposes of determining the interest rate applicable to Base Rate Loans that are Advances, the applicable Base Rate Margin set forth in the table below opposite the Borrowing Base Utilization on the date of determination:

Tier	Borrowing Base Utilization	Base Rate Margin for Advances
I	<0.33	0.75%
II	>=0.33 < 0.66	1.00%
III	>=0.66	1.25%

“ ‘Lender-Related Person’ means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Approved Funds, officers, directors, employees, attorneys, and agents.”

“ ‘LIBOR Rate Margin’ means with respect to (a) the Term Loan, 8.00% and (b) any Advances, the applicable LIBOR Rate Margin set forth in the table below opposite the Borrowing Base Utilization on the date of determination:

Tier	Borrowing Base Utilization	LIBOR Rate Margin for Advances
I	<0.33	2.00%
II	>=0.33 < 0.66	2.25%
III	>=0.66	2.50%

“ ‘Loan Documents’ means the Agreement, the First Amendment, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Canadian Pledge Agreement, the Fee Letter, the Guaranty, the Lender Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and the Lender Group in connection with the Agreement.”

“ ‘Term Loan Amount’ means Forty Million Dollars ($40,000,000).”

e. Schedule C-1 is hereby amended and restated in its entirety and substituted with Exhibit B attached hereto.

f. Section 2.2 of the Credit Agreement is hereby amended by amending and restating Section 2.2 in its entirety with the following:

“2.2 Term Loan.

On the Closing Date, the Existing Term Loan Lender made a term loan to Borrower in the amount of $30,000,000 (the “Existing Term Loan”).  Subject to the terms and conditions of this Agreement and the First Amendment, New Term Loan Lender agrees to make a term loan of $10,000,000 (the “New Term Loan” and together with the Existing Term Loan, the “Term Loan”).  The principal of the Term Loan shall be repaid in accordance with Section 2.4(c)(iii), with the outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan becoming due and payable on the earliest of (i) the Maturity Date, (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof, and (iii) the date of termination of this Agreement pursuant to Section 8.1(d).  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations. Term Loan amounts borrowed and repaid hereunder may not be reborrowed.”

g. Section 2.13(b)(iii) of the Credit Agreement is hereby amended by amending and restating Section 2.13(b)(iii) in its entirety with the following:

“ (iii) Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time, of which no more than one LIBOR Rate Loan may be the Existing Term Loan and no more than one LIBOR Rate Loan may be the New Term Loan.  Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof.”

h. The Credit Agreement is hereby amended by inserting the following new Sections 2.15 and 2.16 immediately following Section 2.14 thereof:

“2.15  Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Obligations in respect of the Term Loan (a "Securitization") through the pledge of the Obligations as collateral security for loans to the Lenders or their Affiliates or through the sale of the Obligations or the issuance of direct or indirect interests in the Obligations, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, S&P or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall, at the cost and expense of the requesting Lender, take such actions as the Lenders may reasonably request in connection with the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Obligations and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Obligations or the Securitization.

2.16  Registered Notes.  Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrower (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(h), the assigning Lender) agrees to record the Commitments, Advances and the Term Loan on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(h), a Related Party Register). Each Commitment, Advance and Term Loan recorded on the Register (or Related Party Register) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Commitment and Term Loan, Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(i) (a "Registered Note"), payable to such Lender or its registered assigns and otherwise duly completed.  Once recorded on the Register (or Related Party Register), no Commitment, Advance or Term Loan may be removed from the Register (or Related Party Register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.”

i. Section 6.15 of the Credit Agreement is hereby amended by amending and restating Section 6.15 in its entirety with the following:

"6.15                      Financial Covenants.

                (a) Minimum EBITDA.  Fail to achieve EBITDA, calculated on the last day of the quarterly period indicated below, of at least the required amount set forth in the following table for the applicable quarterly period set forth opposite thereto:

Applicable Amount	Applicable Period
$5,220,000	For the quarter ending March 31, 2008
$9,000,000	For the quarter ending June 30, 2008
$13,000,000	For the quarter ending September 30, 2008
$17,500,000	For the quarter ending December 31, 2008
$25,000,000	For the quarter ending March 31, 2009
$32,500,000	For the quarter ending June 30, 2009
$37,300,000	For the quarter ending September 30, 2009, and for each quarter ending thereafter

                (b) Minimum Average Daily Production. Fail to achieve minimum average daily production for Borrower and its Subsidiaries for any quarterly period indicated below, of at least the required amount set forth in the following table for the applicable quarterly period set forth opposite thereto:

Applicable Amount	Applicable Period
10,500	For the quarter ending March 31, 2008
16,750	For the quarter ending June 30, 2008
23,000	For the quarter ending September 30, 2008
30,200	For the quarter ending December 31, 2008
33,200	For the quarter ending March 31, 2009
38,500	For the quarter ending June 30, 2009
40,600	For the quarter ending September 30, 2009, and for each quarter ending thereafter

; provided that if a Force Majeure Event occurs during any quarterly period indicated above, for purposes of calculating the Minimum Average Daily Production, the Borrower shall be entitled to exclude the days during which such Force Majeure Event was in existence up to an aggregate of forty-five (45) days per Force Majeure Event.

(c) Minimum Asset Coverage Ratio.  Fail to achieve a minimum Asset Coverage Ratio, calculated on the last day of each calendar quarter, of at least 1.60:1.00, based on the Total Reserve Value reflected in the most recently delivered report by Borrower.

(d) Interest Coverage Ratio.  Have an Interest Coverage Ratio, calculated on the last day of the quarterly period indicated below, of not less than the required amount set forth in the following table for the applicable quarterly period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.00:1.00	For the quarter ending March 31, 2008
1.50:1.00	For the quarter ending June 30, 2008
2.00:1.00	For the quarter ending September 30, 2008
2.50:1.00	For the quarter ending December 31, 2008
3.00:1.00	For the quarter ending March 31, 2009
3.50:1.00	For the quarter ending June 30, 2009, and for each quarter ending thereafter

(e) Leverage Ratio.  Have a Leverage Ratio, calculated on the last day of the quarterly period indicated below, greater than the applicable ratio set forth in the following table for the applicable quarterly period set forth opposite thereto:

Applicable Ratio	Applicable Period
10.54:1.00	For the quarter ending March 31, 2008
7.22:1.00	For the quarter ending June 30, 2008
5.00:1.00	For the quarter ending September 30, 2008
3.71:1.00	For the quarter ending December 31, 2008
3.60:1.00	For the quarter ending March 31, 2009
2.77:1.00	For the quarter ending June 30, 2009
2.50:1.00	For the quarter ending September 30, 2009, and for each quarter ending thereafter

j. Section 13.1(a) of the Credit Agreement is hereby amended by deleting the proviso at the end of the first sentence thereof and replacing it with the following:

“; provided, however, that notwithstanding anything contained in this Section 13.1 to the contrary, (1) a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (A) providing any notice to Agent or any other Person or (B) delivering an executed Assignment and Acceptance to Agent (each a “Related Party Assignment”), (2) Borrower and Agent may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to Agent and the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500), (3) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent or any other Person shall not affect the legality, validity or binding effect of such assignment, and (4) an Assignment and Acceptance between an assigning Lender and its Affiliate or Related Fund shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below).”

k. Section 13.1(a) of the Credit Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:

“So long as no Event of Default shall have occurred and be continuing, any proposed assignment pursuant to this Section 13.1, other than to an Eligible Assignee, shall be subject to the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.”

l. Section 13.1(b) of the Credit Agreement is hereby amended by (i) deleting the word “From” appearing at the beginning thereof and replacing it with the following text “Except as otherwise provided in the proviso in Section 13.1(a), from”, and (ii) deleting the text “if applicable, payment of the required processing fee,” and replacing it with the text “payment of any required processing fee (if required) and such assignment is recorded on the Register,”.

m. Section 13.1(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)  Immediately upon Agent's receipt of any required processing fee payment (if required) and the recordation of the fully executed Assignment and Acceptance on the Register (or, in the case of Related Party Assignment pursuant to Section 13.1(a), upon recordation on the Related Party Register), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.”

n. Section 13.1(e) of the Credit Agreement is hereby amended by (i) deleting the first occurrence of the word “Lender” in sub clause (iv) thereof and replacing it with the text “Originating Lender”, and (ii) inserting the following text at the end of the second sentence thereof “; provided, however, that the parties hereto agree that Participants shall be entitled to the benefits of Section 16 hereof as if such Participant was a “Lender” hereunder.

o. Section 13.1(g) of the Credit Agreement is hereby deleted and is replaced with the following:

“(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24 or any other Person, including, without limitation, as provided in Section 2.17, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(h)           Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain, or cause to be maintained, a register (the "Register") on which it shall enter the names and addresses of the Lenders and the Commitments of, and the principal amount of the Advances and the Term Loan (and stated interest thereon) and Obligations with respect to Letters of Credit owing to, each Lender from time to time.  Subject to the last sentence of this Section 13.1(h), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable notice.  In the case of a Related Party Assignment pursuant to the proviso in Section 13.1(a) as to which an Assignment and Acceptance is not delivered to Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register (the "Related Party Register") comparable to the Register on behalf of Borrower.  The Related Party Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable notice.

(i)           A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each Registered Note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s) and such requestor shall surrender to Borrower the Registered Note being replaced.  Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Agent and Borrower shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(j)           In the event that a Lender sells participations in the Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide).  Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by Administrative Borrower at any reasonable time and from time to time upon reasonable notice.”

p. Section 14.1(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(k) change the definition of “Borrowing Base”, “Maximum Revolver Amount”, or “Term Loan Amount”, or change Section 2.1(b), Section 2.1(d) or Section 2.1(e)(iii), or”

q. Section 16(a) of the Credit Agreement is hereby amended by deleting the following text appearing therein “; provided, however, that no such Loan Party shall be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction)”.

r. Sections 16(b), 16(c), 16(d), 16(e) and 16(f) of the Credit Agreement are amended and restated in their entirety as follows:

“(b) If a Lender claims an exemption from United States withholding tax, such Lender shall deliver to Agent (or, in the case of a Related Party Assignment that is made pursuant to the proviso in Section 13.1(a), the assigning Lender):

(i)           if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or the assigning Lender, as applicable;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable; or

(iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

Notwithstanding the foregoing, such Lender may provide a form W-8IMY, where applicable, with appropriate forms attached thereto.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  Notwithstanding any other provision of this Section 16, no Lender shall be required to deliver any form that such Lender is not legally able to deliver.

(c)  If a Lender claims an exemption from, or reduction of, withholding tax in a jurisdiction other than the United States, such Lender shall deliver to Agent (or, in the case of a Related Party Assignment that is made pursuant to the proviso in Section 13.1(a), the assigning Lender) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)  If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, or otherwise transfers all or part of the Obligations of Borrower to such Lender (other than in the case of a transfer to an Affiliate or Approved Fund), such Lender agrees to notify Agent (or, in the case of  a Related Party Assignment that is made pursuant to the proviso in Section 13.1(a), the assigning Lender) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower.  To the extent of such percentage amount, Agent and Borrower will treat such Lender's documentation provided pursuant to Sections 16(b) or 16(c) as no longer valid.  With respect to such percentage amount, the Assignee of such Lender may provide new documentation, pursuant to Sections 16(b) or 16(c), if applicable.

(e)           If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (b) or (c) of this Section 16 are not delivered in accordance with such subsections, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16.  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

3. Amendment Fee.  Borrower hereby agrees to pay to (i) Agent a fee in the amount of $15,000 (for the account of the Agent), (ii) the Existing Term Loan Lender a fee in the amount of $100,000 (for the account of the Existing Term Loan Lender) and (iii) the Term Loan Lender funding the New Term Loan (the “New Term Loan Lender”) a fee in the amount of $100,000 (for the account of the New Term Loan Lender), each such fee shall be due and payable in full on the First Amendment Effective Date.

              4. Conditions.  The effectiveness of this Agreement is subject to the following conditions:

a. Agent shall have received counterparts of this Agreement which shall bear the signatures of Borrower, the Guarantors, Agent and Lenders;

b. Borrower shall have paid the fees referred to in Section 3 above in the aggregate amount of $215,000 on the date hereof and shall have reimbursed Agent and Lenders for all other fees, costs and expenses as of the date hereof;

c. Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the First Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

d. Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the First Amendment Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

e. To the extent required to make the representations and warranties given in Section 5(a) below true and correct in all material respects, Agent shall have received an updated schedule to the Credit Agreement, which schedule shall replace the previously distributed versions of such schedule as of the date of this Agreement;

f. Agent shall have received an opinion of Hogan & Hartson LLP in form and substance satisfactory to Agent relating solely to the due execution, performance, and delivery of the Agreement and the enforceability of the Agreement and the Credit Agreement as amended hereby;

g. Agent shall have received a direction letter in form and substance satisfactory to Agent outlining the sources and uses associated with the funds to be provided in connection with the New Term Loan, and

h. legal matters incident to the execution and delivery of this Agreement shall be satisfactory to the Agent and its counsel.

5. Representations and Warranties.  Borrower hereby represents and warrants to Agent and each Lender as follows:

a. assuming the effectiveness of this Agreement, the representations and warranties made by Borrower contained in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except to the extent such representations and warranties are qualified by materiality, contain dollar thresholds or have Material Adverse Change qualifiers, in which case, such representations and warranties shall be true and correct in all respects);

b. Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change;

c. Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the Credit Agreement;

d. the execution, delivery, and performance by Borrower of this Agreement, the Credit Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower;

e. this Agreement, the Credit Agreement (as amended hereby) and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

f. assuming the effectiveness of this Agreement, no Default or Event of Default exists.

      6. Post Closing Deliverables.   Borrower hereby agrees to deliver to Agent, in form and substance satisfactory to Agent, within 30 days after the First Amendment Effective Date, (i) an opinion  of  local Wyoming  counsel in form and substance satisfactory to Agent and (ii) a Mortgage on the leasehold identified on Exhibit A attached hereto which such Mortgage shall provide a valid and enforceable first priority mortgage Lien on such leasehold free and clear of all defects and encumbrances except Permitted Liens.  Borrower hereby agrees that, notwithstanding any provision of the Credit Agreement or any other Loan Document to the contrary, the failure to satisfy the requirements of this Section 6 within the period specified herein shall constitute an Event of Default.

7. Agreement in Full Force and Effect as Amended.  Except as specifically amended and/or waived hereby, the Credit Agreement and other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Credit Agreement or any other Loan Document or any right, power or remedy of the Lender, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to the Lender whether under the Credit Agreement, the other Loan Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.  All references to the Credit Agreement shall be deemed to mean the Credit Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Credit Agreement and/or other Loan Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Credit Agreement and Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended by this Amendment, and each reference herein or in any other Loan Document to the “Loan Agreement” or “Agreement” shall mean and be a reference to the Credit Agreement as amended and modified by this Amendment.

8. Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

9. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and assigns and Agent and Lenders and their successors and assigns.

10. Further Assurance.  Borrower hereby agrees from time to time, as and when requested by Agent or any Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Agent or such Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Credit Agreement and the Loan Documents.

11. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

12. Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13. Reaffirmation. Borrower and each Guarantor, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which Borrower or such Guarantor, as applicable, grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent Borrower or Guarantor granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.  Borrower and each Guarantor hereby consent to this Agreement and acknowledge that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  The execution of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

14. Release. Borrower and each Guarantor hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Agent (“Releasees”), of and from any and all manner of known actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, whether known or unknown, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof arising out of, founded upon, or relating (in any manner) to the Credit Agreement, the Loan Documents or the transactions contemplated or otherwise evidenced thereby.  Without limiting the generality of the foregoing, Borrower waives and affirmatively agrees not to allege or otherwise pursue, to the extent known, any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of the Lenders and Agent or other Releasees on or prior to the date hereof.  As to each and every claim released hereunder, each Obligor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each of them specifically waives the benefit of the provisions of any applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases which restricts the effect of any such waiver with respect to causes of action or other claims that the party does not know or suspect to exist at the time when the release is executed.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

STORM CAT ENERGY (USA) CORPORATION, as Borrower

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	President

STORM CAT ENERGY (ALASKA) LLC, as a Guarantor

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	President

STORM CAT ENERGY (POWDER RIVER) LLC, as a Guarantor

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	President

STORM CAT ENERGY (FAYETTEVILLE) LLC, as a Guarantor

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	President

TRIPLE CROWN GATHERING CORPORATION as a Guarantor

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	President

STORM CAT ENERGY (USA) OPERATING CORPORATION, as a Guarantor

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	President

STORM CAT ENERGY CORPORATION, as a Guarantor

By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title:	Chief Executive Officer

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., as a Lender
By: Regiment Capital GP, LLC its General Partner
By:	/s/ Richard T. Miller
Name:	Richard T. Miller
Title:	Authorized Signatory

ABELCO FINANCE LLC, as a Lender
By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	President

WELLS FARGO FOOTHILL, LLC, as Agent and as a Lender
By:	/s/ Gary Forlenza
Name:	Gary Forlenza
Title:	Vice-President